Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JULY CASH DISTRIBUTION

DALLAS, Texas, July 20, 2021 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.021355 per unit, payable on August 13, 2021, to unit holders of record on July 30, 2021.

This month’s distribution increased from the previous month as the result of increased production of oil offset by a decrease in gas production for the Texas Royalty Properties. Also, the pricing for oil increased slightly offset by a decrease in gas pricing for the Texas Royalty Properties during for the month May. Currently, only the Texas Royalty Properties are contributing to the monthly distribution.

Since the Waddell Ranch is in current deficit for the foreseeable future, any increase or decrease of the distribution by revenues received, will only be reflective of the activity of the Texas Royalty Properties. The activity of the Waddell Ranch will be discussed with the following narrative until it contributes back to the distribution. This reflects the production month of May.

WADDELL RANCH

In reporting May production of the Underlying Properties for this month’s press release, production for oil volumes was 94,554 bbls (gross) and was priced at about $63.97 per bbl. Production for gas volumes (including gas liquids) was 194,689 mcf (gross) and was priced at about $3.99 per mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $6,530,767 (gross) for May. Lease Operating Expenses were $1,626,098 (gross) and Capital Expenditures were $8,379,485 (gross) for May. Included in the Capital Expenditures this month is a prior period correction of about $3.5 million reflecting a true up of the 2020 accounting with other partners on the Waddell Ranch. This would put the Trust’s proceeds as a deficit of $ 2,606,112 (net) for the month of May, leaving an excess cost deficit cumulative of $12.5 million (net).

Resulting producing well count relating to activity on the Waddell Ranch properties for the month of May reflects 10 additional recompletion wells along with the previously stated well count of 39 recompletions giving a total for the year of 49 wells (gross) recompleted and producing. New producing drill well count for the month of May were 8 new drill wells along with the previously stated new drill well count of 14 new drill wells giving the total of new drill wells for the year of 22 (gross) drilled and producing. Both the recompletions and new drill wells are currently receiving revenue on new production, as reflected by the increasing volumes as stated above.

Previously on the release for January, the Capital Expenditures were overstated by $400,000, with true deduction of $3,175,596 being accurate. The cumulative deficit stated was accurate. Also, in the narrative of operation, barrels of oil produced should be 55,767, as stated correctly in the accompanying chart included. In the April release, there was a prior period adjustment $283,000 allowed to the trust, but not reflected in the narrative.

Blackbeard Operating has advised the Trust of the 2021 capital budget of $86.6 million (gross), ($32.5 million net to the Trust) for the Waddell Ranch proposing 91 (gross) drill wells, with 24 (gross) recompletions.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 19,114 of oil and 10,523 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 16,949 barrels of oil and 9,333 of gas. The average price for oil was $61.94 per bbl and for gas was $6.62 per Mcf. This would primarily reflect production and pricing for the month of May for oil and the month of April for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,253,554. Deducted from these were taxes of $132,110 resulting in a Net Profit of $1,121,444 for the month of May. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,065,372 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	94,554	194,689	70,916	146,017	*	$63.97	$2.61	**
Texas Royalties	19,114	10,523	16,949	9,333	*	$61.94	$6.62	**
Prior Month
Waddell Ranch	80,362	259,608	60,272	194,706	*	$59.93	$1.91	**
Texas Royalties	16,339	12,869	14,344	11,276	*	$60.65	$8.34	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $70,474 resulting in a distribution of $995,355 to 46,608,796 units outstanding, or $0.021355 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary are now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839